Exhibit 99

              HMN Financial, Inc. Announces Third Quarter Earnings

     ROCHESTER, Minn.--(BUSINESS WIRE)--Oct. 21, 2004--HMN Financial, Inc. (HMN) (Nasdaq:HMNF):

     Third Quarter Highlights

     -- Net income of $2.6 million, down $490,000, or 16.1%, from third quarter of 2003

     -- Diluted earnings per share of $ 0.64, down $ 0.12, or 15.8%, from third quarter of 2003

     --   Net interest income up $1.3 million, or 20.6%, over third quarter of
          2003

     --   Loan sale gains down $1.3 million, or 78.2%, from third quarter of
          2003

     -- Mortgage servicing rights amortization up $433,000, or 224.1%, over third quarter of 2003

     Year to Date Highlights

     -- Net income of $7.2 million, up $708,000, or 11.0%, over first nine months of 2003

     -- Diluted earnings per share of $1.77, up $0.14, or 8.59%, over first nine months of 2003

     -- Net interest income up $4.5 million, or 25.1%, over first nine months of 2003

     -- Loan sale gains down $3.3 million, or 72.4%, from first nine months of 2003

     --   Security gains down $1.2 million, or 99.7%, from first nine months of
          2003


 EARNINGS SUMMARY          Three Months Ended     Nine Months Ended
                             September 30,          September 30,
                         ---------------------- ----------------------
                            2004        2003       2004        2003
                         ---------------------- ----------------------
Net income               $2,550,201  3,040,281  $7,167,821  6,460,049
Diluted earnings per
 share                         0.64       0.76        1.77       1.63
Return on average assets       1.09       1.53%       1.06       1.13%
Return on average equity      12.02      15.12%      11.44      10.99%
Book value per share         $18.66      17.73      $18.66      17.73


     HMN Financial, Inc. (HMN) (Nasdaq:HMNF), the $955 million holding company for Home Federal Savings Bank (the Bank), today reported net income of $2.6 million for the third quarter of 2004, down $490,000, or 16.1%, from net income of $3.0 million for the third quarter of 2003. Diluted earnings per common share for the third quarter of 2004 were $0.64, down $0.12, from $0.76 for the third quarter of 2003.

     Third Quarter Results

     Net Interest Income

     Net interest income was $7.8 million for the third quarter of 2004, an increase of $1.3 million, or 20.6%, compared to $6.4 million for the third quarter of 2003. Interest income was $13.1 million for the third quarter of 2004, an increase of $1.6 million, or 14.3%, from $11.5 million for the same period in 2003. Interest income increased primarily because of an increase in interest-earning assets and because of a change in the mix of assets between the periods. The increase in interest-earning assets was caused primarily by the $131 million increase in commercial and consumer loans between the periods. The increase in interest income on commercial and consumer loans was partially offset by lower income in the single-family loan portfolio due to a decrease in the outstanding balance and lower interest rates of this portfolio in the third quarter of 2004 when compared to the same period in 2003. The yield earned on interest-earning assets was 5.87% for the third quarter of 2004, a decrease of 23 basis points from the 6.10% yield for the third quarter of 2003.
     Interest expense was $5.4 million for the third quarter of 2004, an increase of $321,000, or 6.3%, compared to $5.1 million for the third quarter of 2003. Interest expense increased primarily because of the $177 million in deposit growth that was experienced between the periods. The increase in interest expense caused by the increased deposits was partially offset by a decrease in the average interest rate paid on deposits. The decrease in the average rate was primarily the result of the $96 million in growth that was experienced in checking and money market accounts, which generally have lower interest rates than other deposit accounts. The average interest rate paid on interest-bearing liabilities was 2.53% for the third quarter of 2004, a decrease of 34 basis points from the 2.87% paid for the third quarter of 2003. Net interest margin (net interest income divided by average interest earning assets) for the third quarter of 2004 was 3.47%, an increase of 6 basis points, compared to 3.41% for the third quarter of 2003.

     Provision for Loan Losses

     The provision for loan losses was $775,000 for the third quarter of 2004, an increase of $230,000, or 42.2%, from $545,000 for the third quarter of 2003. The provision for loan losses increased primarily because of the $10.5 million of additional commercial and consumer loan growth that was experienced in the third quarter of 2004 when compared to the third quarter of 2003. Total non-performing assets were $3.7 million at September 30, 2004, an increase of $248,000, or 7.1%, from $3.5 million at June 30, 2004. The increase in non-performing assets relates primarily to increases in foreclosed and repossessed assets and non-accruing consumer loans.

     Non-Interest Income and Expense

     Non-interest income was $1.6 million for the third quarter of 2004, a decrease of $1.5 million, or 48.7%, from $3.1 million for the same period in 2003. Gains on sales of loans decreased by $1.3 million due to the significant decrease in mortgage loan activity in the third quarter of 2004 when compared to the same period in 2003. Non-interest income also decreased by $415,000 due to the lower gains recognized on the sale of securities during the third quarter of 2004 when compared to the same quarter in 2003. These decreases in non-interest income were partially offset by an increase of $116,000 in fees and service charges between the periods due to an increase in the number of deposit accounts and the fees charged. Mortgage servicing fees increased by $31,000 between the periods because of the increased size of the mortgage loan servicing portfolio and other non-interest income increased by $31,000 primarily because of increased revenues from the sale of uninsured investment products.
     Non-interest expense was $4.9 million for the third quarter of 2004, an increase of $550,000, or 12.7%, from $4.3 million for the third quarter of 2003. Amortization of mortgage servicing rights increased by $433,000, or 224.1%, due primarily to the recapture of an $810,000 impairment reserve in the third quarter of 2003 as a result of a slow down in mortgage loan prepayment speeds. In comparison, no impairment reserves were established or recaptured in the third quarter of 2004. Data processing costs decreased by $77,000 primarily because of the renegotiation of a third party service contract in the fourth quarter of 2003. Compensation expense increased by $345,000, or 16.5%, primarily due to an increase in the number of employees and because of annual increases in payroll and employee benefit costs. Other operating expenses decreased by $288,000 primarily due the reduction in costs associated with the decreased mortgage loan production in the current quarter when compared to the same period in 2003. Income tax expense was $1.2 million for the third quarter of 2004, a decrease of $469,000, compared to $1.6 million for the same period of 2003. The decrease in income tax expense is due to the decrease in taxable income and a decrease in the effective tax rate.

     Return on Assets and Equity

     Return on average assets for the third quarter of 2004 was 1.09%, compared to 1.53% for the third quarter of 2003. Return on average equity was 12.02% for the third quarter of 2004, compared to 15.12% for the same quarter of 2003. Book value per common share at September 30, 2004 was $18.66, compared to $17.73 at September 30, 2003.

     Nine Month Period Results

     Net Income

     Net income was $7.2 million for the nine-month period ended September 30, 2004, an increase of $708,000, or 11.0%, compared to $6.5 million for the nine-month period ended September 30, 2003. Diluted earnings per common share for the nine-month period in 2004 were $1.77, up $0.14, or 8.6%, from $1.63 for the same nine-month period in 2003.

     Net Interest Income

     Net interest income was $22.4 million for the first nine months of 2004, an increase of $4.5 million, or 25.1%, from $17.9 million for the same period in 2003. Interest income was $37.9 million for the nine-month period of 2004, an increase of $4.9 million, or 14.9%, from $33.0 million for the same nine-month period in 2003. Interest income increased primarily because of an increase in interest-earning assets and because of a change in the mix of assets between the periods. The increase in interest-earning assets was caused primarily by the $131 million increase in commercial and consumer loans between the periods. The increase in interest income on commercial and consumer loans was partially offset by lower income on the single-family loan portfolio in the first nine months of 2004 when compared to the same period in 2003. The yield earned on interest-earning assets was 5.87% for the first nine months of 2004, a decrease of 19 basis points from the 6.06% yield for the first nine months of 2003.
     Interest expense was $15.6 million for the nine-month period of 2004, an increase of $442,000, or 2.9%, from the $15.1 million for the same period in 2003. Interest expense on deposits and Federal Home Loan Bank advances decreased by $2.9 million due to a decline in the interest rates paid and increased by $3.3 million due to the $138 million increase in the average outstanding balance of deposits and advances between the periods. The average interest rate paid on interest-bearing liabilities was 2.54% for the first nine months of 2004, a decrease of 44 basis points from the 2.98% paid for the same period in 2003. Net interest margin (net interest income divided by average interest earning assets) for the first nine-months of 2004 was 3.46%, a 17 basis point increase, compared to 3.29% for the same period of 2003.

     Provision for Loan Losses

     The provision for loan losses was $2.0 million for the nine-month period of 2004, an increase of $141,000, or 7.4%, from $1.9 million for the same nine-month period in 2003. The provision for loan losses increased primarily because of the slightly higher growth experienced in the commercial and consumer loan portfolios in the first nine-months of 2004 compared to the same period of 2003. Total non-performing assets were $3.7 million at September 30, 2004, a decrease of $1.3 million, or 26.1%, from $5.0 million at December 31, 2003. The decrease in non-performing assets relates primarily to a $1.0 million decrease in non-accruing commercial real estate loans, $626,000 decrease in non-accruing consumer loans, and a $472,000 increase in foreclosed and repossessed assets.

     Non-Interest Income and Expense

     Non-interest income was $4.8 million for the first nine months of 2004, a decrease of $3.6 million, or 42.5%, from $8.4 million for the same period in 2003. Gains on sales of loans decreased by $3.3 million due to the significant decrease in mortgage loan activity in the first nine months of 2004 when compared to the same period of 2003. Non-interest income also decreased by $1.2 million because of lower gains on security sales. Fees and service charges increased by $402,000 between the periods due primarily to an overdraft protection program that was implemented during the second quarter of 2003 and because of increases in the number of deposit accounts and the fees charged. Mortgage servicing fees increased by $153,000 due to the increased size of the mortgage loan servicing portfolio between the periods. Other non-interest income increased by $153,000 primarily because of increased revenues from the sale of uninsured investment products.
     Non-interest expense was $14.8 million for the first nine months of 2004, an increase of $79,000, or 0.5%, from $14.7 million for the same period in 2003. Amortization expense on mortgage servicing rights decreased by $910,000 between the periods because of a decrease in the prepayments on the mortgage loans being serviced. Data processing costs decreased by $219,000 primarily because of the renegotiation of a third party service contract in the fourth quarter of 2003. Compensation expense increased by $1.1 million because of an increase in the number of employees and because of annual payroll and benefit cost increases. Occupancy expense increased by $271,000 primarily because of increases in real estate taxes on existing facilities and increased expenses relating to additional corporate facilities that were put in place in the first quarter of 2004. Income tax expense was unchanged at $3.2 million for both nine-month periods despite the increase in taxable income in 2004 primarily because of a decrease in the effective tax rate in 2004 compared to 2003. The decrease in the effective tax rate was caused in part by an increase in tax-exempt income and a change in the apportionment of state taxes.

     Return on Assets and Equity

     Return on average assets for the nine-month period ended September 30, 2004 was 1.06%, compared to 1.13% for the same period in 2003. Return on average equity was 11.44% for the nine-month period ended September 30, 2004, compared to 10.99% for the same period in 2003.

     President's Statement

     "HMN's core earnings continue to improve," said HMN President Michael McNeil. "I am pleased that our growth, along with the change in the mix of our assets and liabilities, has allowed us to achieve record nine-month earnings of $7.2 million in 2004 despite the $4.5 million decline in the gains recognized on the sale of securities and mortgage loans."

     General Information

     HMN Financial, Inc. and Home Federal Savings Bank are headquartered in Rochester, Minnesota. The Bank operates eight full service offices in southern Minnesota located in Albert Lea, Austin, LaCrescent, Rochester, Spring Valley and Winona and two full service offices in Iowa located in Marshalltown and Toledo. Home Federal Savings Bank also operates loan origination offices located in St. Cloud, Minnesota and in West Des Moines, Iowa. Eagle Crest Capital Bank, a division of Home Federal Savings Bank, operates branches in Edina and Rochester, Minnesota.

     Safe Harbor Statement

     This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to those relating to HMN's financial expectations for earnings and revenues. A number of factors could cause actual results to differ materially from HMN's assumptions and expectations. These factors include possible legislative changes and adverse economic, business and competitive developments such as shrinking interest margins; deposit outflows; reduced demand for financial services and loan products; changes in accounting policies and guidelines, changes in monetary and fiscal policies of the federal government or changes in tax laws. Additional factors that may cause actual results to differ from HMN's assumptions and expectations include those set forth in HMN's most recent filings with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements.


                      HMN FINANCIAL, INC. AND SUBSIDIARIES
                           Consolidated Balance Sheets

----------------------------------------------------------------------
                                            September 30, December 31,
                                                2004          2003
                                             (unaudited)
----------------------------------------------------------------------

                  Assets

Cash and cash equivalents..................  $43,102,740   30,496,823
Securities available for sale:
   Mortgage-backed and related securities
    (amortized cost $10,073,233 and
    $13,707,005)...........................    9,392,905   13,048,718
    Other marketable securities
     (amortized cost $95,737,058 and
     $91,035,285)..........................   95,404,115   91,615,047
                                            ------------- ------------
                                             104,797,020  104,663,765
                                            ------------- ------------

Loans held for sale........................    3,652,495    6,542,824
Loans receivable, net......................  766,062,706  688,951,199
Accrued interest receivable................    3,927,166    3,462,221
Real estate, net...........................      424,142       73,271
Federal Home Loan Bank stock, at cost......    9,938,300   10,004,400
Mortgage servicing rights, net.............    3,286,026    3,447,843
Premises and equipment, net................   12,542,097   12,110,151
Investment in limited partnerships.........      174,758      617,042
Goodwill...................................    3,800,938    3,800,938
Core deposit intangible....................      362,081      447,474
Prepaid expenses and other assets..........    2,807,443    2,108,575
Deferred tax asset, net....................      457,200            0
                                            ------------- ------------
    Total assets........................... $955,335,112  866,726,446
                                            ============= ============


   Liabilities and Stockholders' Equity

Deposits................................... $666,752,426  551,687,995
Federal Home Loan Bank advances............  198,900,000  203,900,000
Accrued interest payable...................    1,264,402      766,837
Customer Escrows...........................    1,343,056   22,457,671
Accrued expenses and other liabilities.....    4,282,512    6,952,600
Deferred tax liabilities, net..............            0       26,300
                                            ------------- ------------
    Total liabilities......................  872,542,396  785,791,403
                                            ------------- ------------
Commitments and contingencies
Minority interest..........................        1,614        3,986
Stockholders' equity:
    Serial preferred stock: ($.01 par
     value) authorized 500,000 shares;
     issued and outstanding none...........            0            0
    Common stock ($.01 par value):
     authorized 11,000,000; issued shares
     9,128,662.............................       91,287       91,287
Additional paid-in capital.................   57,746,116   57,863,726
Retained earnings, subject to certain
 restrictions..............................   90,127,064   85,364,657
Accumulated other comprehensive loss.......     (655,671)     (50,725)
Unearned employee stock ownership plan
 shares....................................   (4,592,716)  (4,738,084)
Treasury stock, at cost 4,691,798 and
 4,616,010 shares..........................  (59,924,978) (57,599,804)
                                            ------------- ------------
    Total stockholders' equity.............   82,791,102   80,931,057
                                            ------------- ------------
Total liabilities and stockholders' equity. $955,335,112  866,726,446
                                            ============= ============
----------------------------------------------------------------------


                 HMN FINANCIAL, INC. AND SUBSIDIARIES
                   Consolidated Statements of Income
                              (unaudited)

----------------------------------------------------------------------
                         Three Months Ended      Nine Months Ended
                           September 30,           September 30,
                          2004        2003        2004        2003
----------------------------------------------------------------------
Interest income:
  Loans receivable... $12,242,408  10,744,663  35,220,089  30,628,304
  Securities
   available for
   sale:
    Mortgage-backed
     and related.....      81,341      72,646     292,633     175,405
    Other marketable.     730,727     591,292   2,180,525   1,843,359
  Cash equivalents...      40,410      12,762     160,750      98,659
  Other..............      61,196      86,196     139,016     268,880
                      ------------ ----------- ----------- -----------
    Total interest
     income..........  13,156,082  11,507,559  37,939,013  33,014,607
                      ------------ ----------- ----------- -----------

Interest expense:
  Deposits...........   3,190,799   2,474,680   9,015,152   7,438,497
  Federal Home Loan
   Bank advances.....   2,195,801   2,590,574   6,550,436   7,684,876
                      ------------ ----------- ----------- -----------
    Total interest
     expense.........   5,386,600   5,065,254  15,565,588  15,123,373
                      ------------ ----------- ----------- -----------
    Net interest
     income..........   7,769,482   6,442,305  22,373,425  17,891,234
Provision for loan
 losses..............     775,000     545,000   2,041,000   1,900,000
                      ------------ ----------- ----------- -----------
    Net interest
     income after
     provision for
     loan losses.....   6,994,482   5,897,305  20,332,425  15,991,234
                      ------------ ----------- ----------- -----------

Non-interest income:
  Fees and service
   charges...........     741,704     625,419   2,014,905   1,612,595
  Mortgage servicing
   fees..............     291,709     261,198     869,789     716,503
  Securities gains,
   net...............       2,451     417,443       3,812   1,233,229
  Gain on sales of
   loans.............     349,214   1,601,047   1,268,445   4,592,837
  Earnings (losses)
   in limited
   partnerships......      (6,500)     10,153     (19,617)   (313,161)
  Other..............     210,155     179,112     667,952     514,906
                      ------------ ----------- ----------- -----------
    Total non-
     interest income.   1,588,733   3,094,372   4,805,286   8,356,909
                      ------------ ----------- ----------- -----------

Non-interest expense:
  Compensation and
   benefits..........   2,430,026   2,085,383   7,540,268   6,392,457
  Occupancy..........     914,382     805,890   2,670,154   2,399,207
  Deposit insurance
   premiums..........      23,600      18,047      70,099      54,838
  Advertising........     116,195      92,161     291,591     278,013
  Data processing....     233,254     310,614     652,540     871,660
  Amortization of
   mortgage servicing
   rights, net of
   valuation
   adjustments and
   servicing costs...     239,806    (193,287)    795,439   1,705,344
  Other..............     923,135   1,211,288   2,783,471   3,022,975
                      ------------ ----------- ----------- -----------
    Total non-
     interest expense   4,880,398   4,330,096  14,803,562  14,724,494
                      ------------ ----------- ----------- -----------
    Income before
     income tax
     expense.........   3,702,817   4,661,581  10,334,149   9,623,649
Income tax expense...   1,152,700   1,621,300   3,168,700   3,163,600
                      ------------ ----------- ----------- -----------
    Income before
     minority
     interest........   2,550,117   3,040,281   7,165,449   6,460,049
Minority interest....         (84)          0      (2,372)          0
                      ------------ ----------- ----------- -----------
    Net income.......  $2,550,201   3,040,281   7,167,821   6,460,049
                      ============ =========== =========== ===========
Basic earnings per
 share...............       $0.66        0.79        1.85        1.71
                      ============ =========== =========== ===========
Diluted earnings per
 share...............       $0.64        0.76        1.77        1.63
                      ============ =========== =========== ===========
----------------------------------------------------------------------


                 HMN FINANCIAL, INC. AND SUBSIDIARIES
              Selected Consolidated Financial Information
                              (unaudited)

----------------------------------------------------------------------
SELECTED FINANCIAL DATA:          Three Months Ended Nine Months Ended
(Dollars in thousands, except per   September 30,      September 30,
 share data)                        2004      2003     2004     2003
----------------------------------------------------------------------
I.   OPERATING DATA:
     Interest income.............  $13,156   11,507   37,939   33,014
     Interest expense............    5,387    5,065   15,566   15,123
     Net interest income.........    7,769    6,442   22,373   17,891

II.  AVERAGE BALANCES:
     Assets (1)..................  934,248  787,565  906,937  765,645
     Loans receivable, net.......  752,281  619,188  720,835  582,286
     Mortgage-backed and related
      securities (1).............   10,287   19,210   11,644   24,057
     Interest-earning assets (1).  891,608  748,961  863,534  727,965
     Interest-bearing liabilities  846,297  700,566  819,168  679,186
     Equity (1)..................   84,391   79,764   83,726   78,621

III. PERFORMANCE RATIOS: (1)
     Return on average assets
      (annualized)...............     1.09%    1.53%    1.06%    1.13%
     Interest rate spread
      information:
       Average during period.....     3.34     3.23     3.33     3.09
       End of period.............     3.33     3.25     3.33     3.25
     Net interest margin.........     3.47     3.41     3.46     3.29
     Ratio of operating expense
      to average total assets
      (annualized)...............     2.08     2.18     2.18     2.57
     Return on average equity
      (annualized)...............    12.02    15.12    11.44    10.99
     Efficiency..................    52.15    45.40    54.47    56.10
                                  ---------------------------
                                  Sept 30,  Dec 31,  Sept 30,
                                    2004      2003     2003
                                  ---------------------------
IV.  ASSET QUALITY:
     Total non-performing assets.   $3,719    5,035    6,021
     Non-performing assets to
      total assets...............     0.39%    0.58%    0.75%
     Non-performing loans to
      total loans receivable, net     0.38     0.68%    0.85%
     Allowance for loan losses...   $8,471    6,940    6,592
     Allowance for loan losses to
      total assets...............     0.89%    0.80%    0.82%
     Allowance for loan losses to
      total loans receivable, net     1.11     1.01     1.02
     Allowance for loan losses to
      non-performing loans.......   291.04   147.99   119.64

V.   BOOK VALUE PER SHARE:
     Book value per share........   $18.66    17.93    17.73
                                  ---------------------------
                                   Nine               Nine
                                   Months    Year     Months
                                   Ended     Ended    Ended
                                  Sept 30,  Dec 31,  Sept 30,
                                    2004      2003     2003
                                  ---------------------------
VI.  CAPITAL RATIOS:
     Stockholders' equity to
      total assets, at end of
      period.....................     8.67%    9.34%    9.85%
     Average stockholders' equity
      to average assets (1)......     9.23    10.15    10.27
     Ratio of average interest-
      earning assets to average
      interest-bearing
      liabilities (1)............   105.42   106.65   107.18
                                  ---------------------------
                                  Sept 30,  Dec 31,  Sept 30,
                                    2004      2003     2003
                                  ---------------------------
VII. EMPLOYEE DATA:
     Number of full time
      equivalent employees.......      199      203      185
----------------------------------------------------------------------

(1) Average balances were calculated based upon amortized cost without the market value impact of SFAS 115.


     CONTACT: HMN Financial, Inc., Rochester
              Michael McNeil, 507-535-1202